July 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated July 25, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in Commodities

GS Finance Corp.

$4,302,000 Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026

Principal at Risk Securities

The Enhanced Trigger Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date (November 4, 2026) is based on the performance of the settlement price of the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract (which we refer to as the “underlier”) as measured from the pricing date (July 25, 2025) to and including the valuation date (October 30, 2026).

If the final underlier price (the closing price of the underlier on the valuation date) is greater than or equal to the downside threshold price of 75.00% of the initial underlier price of $65.16, the return on your securities will be positive and equal to 13.30%. However, if the final underlier price is less than the downside threshold price, you will lose a significant portion or all of your investment.

On the stated maturity date, for each $1,000 principal amount of your securities, you will receive an amount in cash equal to:

•
if the final underlier price is greater than or equal to the downside threshold price, the sum of $1,000 plus the upside payment of $133.00; or
•
if the final underlier price is less than the downside threshold price, the product of (i) $1,000 times (ii) the quotient of (a) the final underlier price divided by (b) the initial underlier price.

The securities are for investors who seek the potential to earn a fixed return of 13.30% if the final underlier price is greater than or equal to the downside threshold price, are willing to forgo interest payments and returns above the upside payment and are willing to risk losing their entire investment if the final underlier price is less than the downside threshold price.

FINAL TERMS (continued on page PS-2)
Issuer/Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$4,302,000
Underlier:

the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract as traded on the New York Mercantile Exchange (NYMEX) (Bloomberg symbol “CL1 <Cmdty>” or “CL2 <Cmdty>”, respectively) (WTI crude oil futures contract)

Pricing date:	July 25, 2025
Original issue date:	July 30, 2025
Valuation date:	October 30, 2026, subject to postponement for non-trading days and market disruption events
Stated maturity date:	November 4, 2026
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Estimated value:	approximately $949.5. See page PS-3 for more information.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	July 30, 2025	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.25% ($96,795 in total)*	Net proceeds to the issuer:	97.75% ($4,205,205 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $22.50 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 19,354 dated July 25, 2025.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

FINAL TERMS (continued)
Payment at maturity:
•
if the final underlier price is greater than or equal to the downside threshold price, $1,000 + the upside payment (in no event will the payment at maturity exceed $1,000 plus the upside payment);
•
if the final underlier price is less than the downside threshold price, $1,000 × the underlier performance factor
This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.

Upside payment:	$133.00 per security (13.30% of the stated principal amount)
Initial underlier price:	$65.16, which is the closing price of the underlier on the pricing date
Final underlier price:	the closing price of the underlier on the valuation date
Downside threshold price:	$48.87, which is 75.00% of the initial underlier price
Underlier performance factor:	final underlier price / initial underlier price
Closing price:

on any day, the official U.S.dollar settlement price (expressed in dollars per barrel) quoted by NYMEX of the first nearby WTI crude oil futures contract, provided that if such day falls on or after the last trading day during which trading may take place for the first nearby WTI crude oil futures contract, as determined by the calculation agent, the settlement price for the WTI crude oil futures contract used to calculate the closing price of the underlier on such day will be the price of the second nearby WTI crude oil futures contract on such day as determined by the calculation agent, as further described under “The Underlier” below and subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-20 of the accompanying commodity terms supplement no. 17,742. The second nearby WTI crude oil futures contract will not be referenced due to any circumstance other than the calculation agent determining that the relevant date has fallen on or after the last trading day during which trading may take place for the first nearby WTI crude oil futures contract.

CUSIP / ISIN:	40058JQ32 / US40058JQ320
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

July 2025

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $949.5 per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $50.5 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through February 26, 2026, as described below). On and after February 27, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $50.5 initial additional amount:

•
$28 will decline to zero on a straight-line basis from the time of pricing through February 26, 2026; and
•
$22.5 will decline to zero on a straight-line basis from August 27, 2025 through September 9, 2025.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

● Commodity terms supplement no. 17,742 dated February 14, 2025

● Prospectus supplement dated February 14, 2025

● Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the commodity terms supplement no. 17,742 to “lesser performing”, “trade date”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “worst performing”, “pricing date”, “valuation date”, “principal amount”, “price” and “payment at maturity”, respectively.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 14, 2025, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 14, 2025, for Medium-Term Notes, Series F and references to the “accompanying commodity terms supplement no. 17,742” mean the accompanying commodity terms supplement no. 17,742, dated February 14, 2025, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 (the “securities”) can be used:

•
As an alternative to direct exposure to the underlier that provides a fixed positive return of 13.30% if the final underlier price is greater than or equal to the downside threshold price
•
To potentially outperform the underlier with respect to moderate increases in the underlier from the initial underlier price to the final underlier price
•
To provide limited protection against a loss of principal in the event of a decline of the underlier from the initial underlier price to the final underlier price but only if the final underlier price is greater than or equal to the downside threshold price

However, you will not receive any interest payments on your securities.

If the final underlier price is less than the downside threshold price, the securities are exposed on a 1:1 basis to the negative performance of the underlier from the initial underlier price to the final underlier price.

Maturity:	Approximately 15 months
Payment at maturity:
•
If the final underlier price is greater than or equal to the downside threshold price, $1,000 + the upside payment. In no event will the payment at maturity exceed $1,000 + the upside payment.
•
If the final underlier price is less than the downside threshold price, $1,000 × the underlier performance factor. This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.

Upside payment:	$133.00 per security
Downside threshold price:	$48.87, which is 75.00% of the initial underlier price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None
Redemption:	None. The securities will not be subject to redemption right or price dependent redemption right.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Key Investment Rationale

The securities offer a fixed positive return if the underlier appreciates, or does not depreciate by more than 25.00%, from the initial underlier price to the final underlier price. At maturity, if the underlier has appreciated in price or has not depreciated in price by more than 25.00%, investors will receive the stated principal amount of their investment plus the upside payment. However, if the underlier has depreciated in price and the final underlier price is less than the downside threshold price, investors will lose 1.00% for every 1.00% decline in the closing price of the underlier from the pricing date to the valuation date of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount, will represent a loss of more than 25.00% and could be zero. Investors will not receive any interest payments on the securities and investors may lose their entire initial investment in the securities. Investors will not benefit from any gain in the final underlier price above the downside threshold price and if the final underlier price increases by more than 13.30% of the initial underlier price, the amount payable on the securities may be significantly less than if the investor had invested directly in the underlier. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario

The final underlier price is greater than or equal to the downside threshold price. In this case, for each security the investor will receive a full return of principal plus the upside payment of $133.00. In no event will the payment at maturity exceed $1,000 plus the upside payment.

Downside Scenario

The underlier declines in price and the final underlier price is less than the downside threshold price. In this case, the investor will receive significantly less than the stated principal amount by an amount proportionate to the decline in the price of the underlier from the pricing date to the valuation date of the securities. For example, if the final underlier price is 40.00% less than the initial underlier price, the securities will provide at maturity a loss of 40.00% of principal. In this case, the investor will receive $600 per security, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the securities, and the investor could lose their entire investment.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$133.00 per security
Downside threshold price:	$48.87, which is 75.00% of the initial underlier price
Minimum payment at maturity:	None

Enhanced Trigger Jump Security Payoff Diagram

Underlier Performance
Security Performance
150%
100%
50%
0%
113.30%
0%
50%
75%
100%
150%
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

How it works

▪

Upside Scenario. If the final underlier price is greater than or equal to the downside threshold price, the investor would receive the $1,000 stated principal amount plus the upside payment of $133.00.

▪An investor would receive a payment at maturity of $1,133.00 per security if the final underlier price has increased or decreased by no more than 25.00% from the initial underlier price. In no event would the payment at maturity exceed $1,000 plus the upside payment.

▪

Downside Scenario. If the final underlier price is less than the downside threshold price, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlier. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount per security. There is no minimum payment at maturity on the securities.

▪If the underlier depreciates 40.00%, the investor would lose 40.00% of the investor’s principal and receive only $600 per security at maturity, or 60.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing prices of the underlier on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier prices that are entirely hypothetical; the closing price of the underlier on any day throughout the life of the securities, including the final underlier price on the valuation date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the closing price of the underlier has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Upside payment	$133.00 per security
Downside threshold price	75.00% of the initial underlier price
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date
Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlier shown elsewhere in this pricing supplement. For information about the historical prices of the underlier during recent periods, see “The Underlier — Historical Closing Prices of the Underlier” below. Before investing in the offered securities, you should consult publicly available information to determine the

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

prices of the underlier between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlier.

The values in the left column of the table below represent hypothetical final underlier prices and are expressed as percentages of the initial underlier price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final underlier price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final underlier price and the assumptions noted above.

Hypothetical Final Underlier Price (as Percentage of Initial Underlier Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	113.300%
150.000%	113.300%
125.000%	113.300%
113.300%	113.300%
110.000%	113.300%
105.000%	113.300%
100.000%	113.300%
95.000%	113.300%
85.000%	113.300%
75.000%	113.300%
74.999%	74.999%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier price were determined to be 25.000% of the initial underlier price, the payment at maturity that we would deliver on your securities at maturity would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final underlier price were determined to be zero, you would lose your entire investment in the securities. In addition, if the final underlier price were determined to be 200.000% of the initial underlier price, the payment at maturity that we would deliver on your securities at maturity would be limited to $1,000 plus the upside payment, or 113.300% of each $1,000 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final underlier price over 75.000% of the initial underlier price.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlier that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments at maturity on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier price or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing price of the underlier and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered securities will depend on the actual final underlier price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities, if any, on the stated maturity date may be very different from the information reflected in the examples above.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying commodity terms supplement no. 17,742. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying commodity terms supplement no. 17,742. Your securities are a riskier investment than ordinary debt securities. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier price to the closing price of the underlier on the valuation date. If the final underlier price is less than the downside threshold price, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your securities for every 1.00% decline in the closing price of the underlier over the term of the securities. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlier, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

The Potential for the Value of Your Securities to Increase Will Be Limited

Your ability to participate in any change in the price of the underlier over the life of your securities will be limited because the maximum payment at maturity will be equal to $1,000 plus the upside payment. This will limit the payment at maturity you may receive for each of your securities, no matter how much the price of the underlier may rise over the life of your securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlier.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlier

If the final underlier price is less than the downside threshold price, you will lose all or a substantial portion of your investment in the securities. This means that while a 25.00% drop between the initial underlier price and the final underlier price will not result in a loss of principal on the securities, a decrease in the final underlier price to less than 75.00% of the initial underlier price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlier.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

July 2025

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Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Amount Payable on Your Securities Is Not Linked to the Price of the Underlier at Any Time Other than the Valuation Date

The final underlier price will be based on the closing price of the underlier on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlier dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlier prior to such drop in the price of the underlier. Although the actual price of the underlier on the stated maturity date or at other times during the life of your securities may be higher than the final underlier price, you will not benefit from the closing price of the underlier at any time other than on the valuation date.

You Will Not Have Any Rights Against the Publishers of the Price of the Underlier

You will have no rights against the publishers of the price of the WTI crude oil futures contract, even though the amount you receive at maturity, if any, will depend on the performance of the WTI crude oil futures contract from the pricing date to the valuation date. The publishers of the price of the WTI crude oil futures contract are not in any way involved in this offering and have no obligations relating to the securities or to the holders of the securities. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, WTI crude oil or options, swaps or futures, based upon the price of WTI crude oil.

There Are Risks Associated with a Concentrated Investment in a Single Commodity

The return on your securities is based on the performance of the WTI crude oil futures contract and not to a basket consisting of several diversified commodities or a broad-based commodity index. The price of the WTI crude oil futures contract may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity futures contract, the securities may carry greater risk and may be more volatile than a security linked to the prices of multiple commodity futures contracts or a broad-based commodity index.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

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the price of the underlier;
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the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlier;
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economic, financial, regulatory, political, military, public health and other events that affect commodity markets generally and the market segments of which crude oil is a part, and which may affect the price of the underlier;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

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Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlier based on its historical performance. The actual performance of the underlier over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlier or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Price of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlier. Changes in the price of the underlier may not result in a comparable change in the market value of your securities. Even if the price of the underlier increases above the initial underlier price during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

You Have No Rights with Respect to the Underlier or the Commodity Underlying the Underlier or Rights to Receive the Underlier or Commodity

Investing in your securities will not make you a holder of the underlier or the commodity underlying the underlier. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlier or the commodity underlying the underlier. Any amounts payable on your securities will be made in cash, and you will have no right to receive the underlier or the commodity underlying the underlier.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

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Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlier. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other commodity-linked securities whose returns are linked to changes in the price of the underlier.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlier and therefore the market value of your securities and the amount we will pay on your securities, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for Its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities. GS&Co. and its affiliates actively trade commodities contracts, options on commodities contracts,

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over-the-counter contracts and other instruments and derivative products based on numerous commodities. Trading in any of the foregoing by GS&Co. and its affiliates and unaffiliated third parties could adversely affect the price of the underlier to which your securities are linked which could in turn affect the return on and the value of your securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlier. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities or the underlier, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlier

There Are Risks Associated with an Investment Linked to the Prices of Commodities Generally

The market prices of commodities can be highly volatile. Unlike fixed-income and equity investments, commodity market prices are not related to the value of a future income or earnings stream, and may be subject to rapid fluctuations based on numerous factors, some of which are described below under “— The WTI Crude Oil Futures Contract May Continue to Be Volatile and May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Securities” below. In addition, many commodities are highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the performance of the underlier, and thus the value of your securities, in unpredictable or unanticipated ways.

Commodity Prices as Well as the Underlier May Change Unpredictably, Affecting the Value of Your Securities in Unforeseeable Ways

Commodity prices as well as the underlier are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the prices of the WTI crude oil futures contract and the value of your securities in varying ways, and different factors may cause the price of the underlier to move in inconsistent directions and at inconsistent rates.

The WTI Crude Oil Futures Contract May Continue to Be Volatile and May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Securities

Investments, such as the securities, linked to the prices of commodities, such as the underlier, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.

The demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide,

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regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, weather and natural events, accidents, damage to pipelines (including by oil theft), acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. See “The Underlier”.

Additionally, recently, prior to and since Russia’s further invasion of Ukraine, the prices of oil, including the prices of WTI crude oil futures contracts, have been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and caused fluctuations in the prices of oil, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the prices of such commodity. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of WTI crude oil futures and, therefore, the value of the securities and the payment at maturity.

There Are Specific Risks Associated with WTI Crude Oil and the WTI Crude Oil Futures Contract

Oil prices are currently experiencing high volatility and have also been highly volatile in the past.

Oil prices are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, Russia, Ukraine and Nigeria. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the price of the WTI crude oil futures contract. Market expectations about these events and trading activity also may cause oil prices to fluctuate unpredictably. If the volatility of crude oil increases or decreases, the volatility of the WTI crude oil futures contract may also increase or decrease, and the market value of, and amount payable on, your securities may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain periods, implemented curtailments of or increases in output and trade. These efforts at supply control could adversely affect the closing price of the WTI crude oil futures contract and the market value of, and amount payable on, your securities. Additionally, actions taken by consuming nations, such as the releases of oil reserves, may occur in a way that is not predictable and could adversely affect the price of crude oil, the closing price of the underlier and the market value of, and amount payable on, your securities.

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Also, the production and pricing of substitute products for crude oil, such as shale oil, as well as development of new substitute products for crude oil, could adversely affect the closing price of the WTI crude oil futures contract and the market value of, and amount payable on, your securities. Increases in the price of crude oil may drive increased production of substitute products, such as shale oil, which may cause the price of crude oil to decline.

Your Securities Are Linked to a Futures Contract and Not to the Spot Price of WTI Crude Oil

The return on your securities will be related to the performance of a commodity futures contract and not the spot price of WTI crude oil. On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the cost of storing, transporting or handling its underlying asset for the term of the futures contract, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset. Purchasing a commodity futures contract is similar to borrowing money to buy the underlying asset of such futures contract because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the underlier is expected to reflect the implicit financing cost in the WTI crude oil futures contract, among other factors. Such implicit financing cost will adversely affect the price of the underlier. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the price of the underlier and, therefore, the value of and return on the securities.

The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your securities may underperform a similar investment that more directly reflects the return on the spot price of WTI crude oil.

If the First Nearby Futures Contract Is Used to Calculate the Closing Price of the Underlier, Such Closing Price May Be More Volatile Than if Another Nearby Futures Contract Had Been Used

The settlement price that will be used to calculate the closing price of the underlier on the valuation date will be the price of the first nearby futures contract. The settlement price that will be used to calculate the closing price of the underlier on the valuation date will be the price of the first nearby futures contract, unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby futures contract, the second nearby futures contract will be used.

The price of a commodity futures contract is typically at its most volatile as the futures contract approaches maturity. Because the first nearby futures contract is used to determine the closing price of the underlier on the valuation date and in the event the first nearby futures contract is used to determine the closing price of the underlier on the valuation date, the closing price of the underlier may therefore be more volatile than if another nearby futures contract with a longer maturity had been used.

If the Second Nearby Futures Contract Is Used on the Valuation Date, Any Downward Trend In WTI Crude Oil May Be Amplified Relative to the First Nearby Futures Contract

As we describe elsewhere in this pricing supplement, the settlement price that will be used to calculate the closing price of the underlier on the valuation date will be the price of the first nearby futures contract, unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby futures contract, in which case the second nearby futures contract will be used.

As a commodity futures contract nears maturity, the price of such commodity futures contract tends to approximate the spot price for the underlying commodity. However, the price of a commodity futures contract with a longer maturity may reflect longer-term trends in the underlying commodity or market expectations regarding the future price of the underlying commodity. In the event that the second nearby futures contract is used to determine the closing price of the underlier on the valuation date, the closing price of the underlier may therefore be lower than if the first nearby futures contract had been used.

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Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlier

In this pricing supplement, when we refer to the WTI crude oil futures contract, we mean the first or second nearby WTI light sweet crude oil futures contract traded on NYMEX, and when we refer to the closing price of the WTI crude oil futures contract, we mean the official U.S. dollar settlement price (expressed in dollars per barrel) quoted by NYMEX of the WTI crude oil futures contract (Bloomberg: “CL1<Cmdty>” or “CL2<Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-24 of the accompanying commodity terms supplement no. 17,742.

With respect to the WTI crude oil futures contract, its closing price on any day will be the closing price of the first nearby WTI light sweet crude oil futures contract on NYMEX on such day as determined by the calculation agent unless such day falls on or after the last trading day during which trading may take place for the first nearby WTI light sweet crude oil futures contract on NYMEX, as determined by the calculation agent, in which case its closing price will be the closing price of the second nearby WTI light sweet crude oil futures contract on NYMEX on such day as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-19 of the accompanying commodity terms supplement no. 17,742.

According to NYMEX, West Texas Intermediate (WTI) light sweet crude oil futures and options are the world’s most actively traded energy product and are the deepest and most liquid global energy benchmark, trading nearly 1,200,000 futures and options contracts daily. NYMEX reports that total open interest in WTI has exceeded 3 million lots, equivalent to more than 3 billion barrels. Increased access and production of light sweet crude is driven by improved infrastructure and technology as well as procurement of oil from ample shale basins. NYMEX views what it deems as WTI’s superior transparency and convergence to the physical market as enabling investors to make sound judgments on the basis of accurate weekly supply and demand information. The WTI crude oil futures contract trades in units of 1,000 barrels. The physical commodity is a blend of several U.S. domestic streams of light sweet crude oil. For the physical commodity, the delivery point in Cushing, Oklahoma is a vital transshipment point, where storage facilities and intersecting pipelines provide easy access to refiners and suppliers. Crude oil flows inbound to Cushing from around the country and outbound through dozens of pipelines.

The WTI crude oil futures contract is listed on NYMEX, which is part of the CME Group. Monthly crude oil futures are listed for the current year and the next 10 calendar years and two additional contract months. Additional crude oil futures for a new calendar year and two additional contract months are added following the termination of trading in the December contract of the current year. Trading in the WTI crude oil futures contract terminates three business days prior to the 25th calendar day of the month prior to the contract month. If the 25th calendar day is not a business day, trading terminates four business days prior to the 25th calendar day.

Additional information about the WTI crude oil futures contract is available at the following website: cmegroup.com/trading/energy/crude-oil/light-sweet-crude_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Questions and Answers Relating to the WTI Crude Oil Futures Contract

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities.

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Why Does the WTI Crude Oil Futures Contract Track a Commodity Contract And Not a Physical Commodity?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the price of the WTI crude oil futures contract. In addition, the fact that commodity contracts have publicly available prices allows calculation of the price of the WTI crude oil futures contract based on these prices. The use of commodity contracts, therefore, allows investors to separate the exposure to price changes from the requirements and costs of ownership of the physical commodity, and thus allows participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

If the Price of the Physical Commodity Goes Up, Will the Price of the WTI Crude Oil Futures Contract, Therefore, Also Go Up?

Not necessarily. Your securities are linked to the performance of the WTI crude oil futures contract, rather than the physical commodity itself. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the WTI Crude Oil Futures Contract Track a Commodity Contract And Not a Physical Commodity?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of the physical commodity going up and the price of the WTI crude oil futures contract not changing in the same way.

What Is the “First Nearby” WTI Crude Oil Futures Contract?

The “first nearby” WTI crude oil futures contract refers to the futures contract next scheduled for settlement or delivery that is still available for trading. The trading of the WTI crude oil futures contract for delivery of WTI crude oil in a given month generally terminates three business days prior to the 25th calendar day of the month prior to the contract month. If the 25th calendar day is not a business day, trading terminates four business days prior to the 25th calendar day.

What is the “Second Nearby” WTI Crude Oil Futures Contract?

The “second nearby” WTI crude oil futures contract refers to the WTI crude oil futures contract that is the second next scheduled for settlement or delivery immediately following the settlement of the first nearby WTI crude oil futures contract.

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Historical Closing Prices of the Underlier

The closing price of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier will result in you receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered securities, you should consult publicly available information to determine the relevant closing prices of the underlier between the date of this pricing supplement and the date of your purchase of the offered securities, and, given the recent volatility described above, you should pay particular attention to recent prices of the underlier. The actual performance of the underlier over the life of the offered securities, as well as the payment at maturity, may bear little relation to the historical closing prices of the underlier shown below.

The table below shows the high, low and period end closing prices of the underlier for each of the four calendar quarters in 2020, 2021, 2022, 2023 and 2024 and the first three calendar quarter of 2025 (through July 25, 2025). We obtained the closing prices of the underlier listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the Underlier (Based on the Price of the First Nearby WTI Light Sweet Crude Oil Futures Contract)

	High	Low	Period End
2020
Quarter ended March 31	$63.27	$20.09	$20.48
Quarter ended June 30	$40.73	-$37.63	$39.27
Quarter ended September 30	$43.39	$36.76	$40.22
Quarter ended December 31	$49.10	$35.79	$48.52
2021
Quarter ended March 31	$66.09	$47.62	$59.16
Quarter ended June 30	$74.05	$58.65	$73.47
Quarter ended September 30	$75.45	$62.14	$75.03
Quarter ended December 31	$84.65	$65.57	$75.21
2022
Quarter ended March 31	$123.70	$76.08	$100.28
Quarter ended June 30	$122.11	$94.29	$105.76
Quarter ended September 30	$108.43	$76.71	$79.49
Quarter ended December 31	$92.64	$71.02	$80.26
2023
Quarter ended March 31	$81.64	$66.74	$75.67
Quarter ended June 30	$83.26	$67.12	$70.64
Quarter ended September 30	$93.68	$69.79	$90.79
Quarter ended December 31	$89.37	$68.61	$71.65
2024
Quarter ended March 31	$83.47	$70.38	$83.17
Quarter ended June 30	$86.91	$73.25	$81.54
Quarter ended September 30	$83.88	$65.75	$68.17

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

	High	Low	Period End
Quarter ended December 31	$77.14	$67.02	$71.72
2025
Quarter ended March 31	$80.04	$66.03	$71.48
Quarter ended June 30	$75.14	$57.13	$65.11
Quarter ending September 30 (through July 25, 2025)	$68.45	$65.16	$65.16

The graph below shows the daily historical closing prices of the underlier from January 1, 2020 through July 25, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the price of most commodity futures contracts. We obtained the closing prices of the underlier in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the WTI Crude Oil Futures Contract (Based on the Price of the First Nearby WTI Light Sweet Corn Oil Futures Contract)

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a security as a hedge or that is hedged against interest rate risks;
•
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlier. Except as otherwise stated below, the discussion below assumes that the securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in your securities will generally be equal to the amount that you paid for the securities. Such capital gain

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

or loss should generally be short-term capital gain or loss if you hold the securities for one year or less, and should be long-term capital gain or loss if you hold the securities for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a security at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying futures contracts reflected in the underlier. Under such characterization, it is possible that Section 1256 of the Internal Revenue Code could apply to your securities. If Section 1256 were to apply to your securities, gain or loss recognized with respect to your securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the securities. You would also be required to mark your securities to market at the end of each year (i.e., recognize income as if the securities had been sold for fair market value).

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.

You should consult your tax advisor as to possible alternative characterizations of your securities for U.S. federal income tax purposes.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under "United States Taxation -- Taxation of Debt Securities -- United States Holders" in the accompanying prospectus.

Please see the discussion under “United States Taxation—Taxation of Debt Securities—Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation—Taxation of Debt Securities—Backup Withholding and Information Reporting—Non-United States Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-18 of the accompanying commodity terms supplement no, 17,742. This pricing supplement supersedes any conflicting provisions of the accompanying commodity terms supplement no. 17,742.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination Date” on page S-19 of the accompanying commodity terms supplement no. 17,742
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-18 of the accompanying commodity terms supplement no. 17,742
Specified currency:	U.S. dollars (“$”)
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-26 of the accompanying commodity terms supplement no. 17,742
Trading day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-26 of the accompanying commodity terms supplement no. 17,742
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-54 of the accompanying commodity terms supplement no. 17,742
ERISA:	As described under “Employee Retirement Income Security Act” in the accompanying commodity terms supplement
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-56 of the accompanying commodity terms supplement no. 17,742 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $22.50, or 2.25% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on July 30, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

● Commodity terms supplement no. 17,742 dated February 14, 2025

● Prospectus supplement dated February 14, 2025

● Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the commodity terms supplement no. 17,742 to “lesser performing”, “trade date”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “worst performing”, “pricing date”, “valuation date”, “principal amount”, “price” and “payment at maturity”, respectively.

July 2025

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026 Principal at Risk Securities

Validity of the Securities and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

July 2025

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying commodity terms supplement no. 17,742, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying commodity terms supplement no. 17,742, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying commodity terms supplement no. 17,742, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$4,302,000

GS Finance Corp.

Enhanced Trigger Jump Securities Based on the Performance of the West Texas Intermediate Light Sweet Crude Oil Futures Contract due November 4, 2026

Principal at Risk Securities

Goldman Sachs & Co. LLC